 Execution Version

RESIGNATION AND RELEASE AGREEMENT

This resignation and release agreement (the “Agreement”) dated May 13, 2019, is entered into by and among Stephen Schaeffer, an individual (the “Employee”) and MGT Capital Investments, Inc., a company incorporated under the laws of Delaware (the “Company”). Each of the parties named above may be referred to as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the Employee and Company entered into that certain Executive Employment Agreement, dated August 15, 2017, as amended February 1, 2018 and July 11, 2018 (the “Employment Agreement”) pursuant to which the Employee served as the Chief Operating Officer of the Company; and

WHEREAS, the Employee and Company mutually determined that it was in the both Parties’ best interests that Employee resign from his employment and terminate the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual benefits and covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Resignation and Termination

Pursuant to Section 6.4 of the Employment Agreement, the Employee hereby voluntarily terminates his employment with the Company, and the Company hereby terminates without cause the Employment Agreement pursuant to Section 6.1, both actions being effective as of May 10, 2019 (the “Termination Date”)

2.	Severance Payments and Benefits

2.1.The Company shall pay the following amounts to the Employee as set forth below which shall be deemed full payment under the Employment Agreement:

●	A lump sum of $100,000.00, which, net of appropriate payroll deductions and withholdings, shall be due and payable by the Company within ten days of the Termination Date;

●	Company acknowledges immediate vesting of Employee’s unvested Shares in the amount of 440,000, previously granted to Employee pursuant to the Company’s 2016 Stock Equity Plan. Company further agrees to subsequently assist in, and pay for, Employee compliance with Section 16 filings, as well as other expenses, including but not limited to any transfer agency, broker and attorney fees required to provide for all Employee-owned Shares to be issued free of any restrictive legends.

2.2.In addition, Company shall pay the cost of COBRA health insurance coverage for the Employee and any family members who are currently covered by such insurance, under the same or comparable terms of the current insurance policy for a period ending when Employee is no longer eligible for COBRA coverage.

2.3.The Company reserves the right to withhold the appropriate amount from the sum of the severance payments and benefits set forth in this Section for federal, state and local tax purposes.

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3.	Confidential Information

The Employee acknowledges and agrees that all records with respect to the clients, business associates, consultants, customer or referral lists, contracting parties and referral sources of the Company, intellectual property, products and services developed and rendered by the Employee pursuant to and during the terms of the Employment Agreement, and proprietary information not generally known to the public (the “Confidential Information”) are valuable, special and unique and proprietary assets of the Company’s business. The Employee and Consultant hereby each agree that neither of them will at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the sole benefit of and pursuant to written authorization granted by the Company.

“Confidential Information” shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, trade secrets, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of the Company’s business, the Company’s trade secrets include, without limitation, information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible on- line.

4.	Covenants

The Employee, on the one hand and the Company, on the other hand, mutually agree that neither of the Parties herein will disparage or make false or derogatory statements about each other or any subsidiary or affiliated entity of the Company and any officer, shareholder, director, employee or agents of the Company in their individual or representative capacities (the “Covered Parties”). The Employee or the Company may take actions consistent with the provision for breach of this Termination Agreement, including, without limitation, Section 6.2, should either the Employee or the Company, as applicable, determine that the other party has disparaged or made false or derogatory statements about the Employee or the Company or any of the Covered Parties. For the purposes of this Section 4, any party notified of a breach herein shall have five (5) business days from notification to cure such breach using commercially available remedies, such as permanent removal of the disparaging, false or derogatory Tweets and other posts from social media, and re-posting corrective statements.

5.	Release and Discharge

The Company, its officers, directors, agents, employees, affiliated and/or related companies, ascendant or descendant companies, and successors-in-interest hereby releases and forever discharges the Employee, his heirs, legatees and assigns of and from all claims, demands, actions, suits, proceedings, causes of action, judgments, or litigation, past, present or and/or future, directly or indirectly, related to or arising from the Employment Agreement or the termination thereof including without limitation any and all contractual arrangements, verbal or written, executed by and between the Company and the Employee, and any and all services arising from, relating to, or connected with the Employment Agreement or the termination thereof.

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Upon payments in full of all amounts set forth in Section 2 of this Termination Agreement, the Employee, his heirs, legatees and assigns, hereby release and forever discharge the Company, its officers, directors, agents, employees, affiliated and/or related companies, ascendant or descendant companies, of and from all claims, demands, actions, suits, proceedings, causes of action, judgments, or litigation, past, present or and/or future, directly or indirectly, related to or arising from the Employment Agreement or the termination thereof, including without limitation any and all contractual arrangements, verbal or written, executed by and between the Company and the Employee, and any and all services arising from, relating to, or connected with the Employment Agreement or the termination thereof.

6.	Miscellaneous

6.1.This Termination Agreement constitutes the entire agreement among the Parties relating to its subject matter and supersedes all prior agreements, discussions, negotiations and representations whether oral or written, related to its subject matter.

6.2. The Employee agrees to hold harmless and indemnify the Company, its subsidiaries and affiliates, and its shareholders, officers, directors, agents and employees (hereinafter the “Injured Party,” as applicable), for any claim, loss, damage, cost and expense, including reasonable attorney’s fees, that the Injured Party may suffer or incur, arising from, in connection with, or relating to, any violation by the former Party, its subsidiaries, affiliates, successors-in interest, shareholders, officers, directors, agents and employees, of any of the undertakings contained in this Termination Agreement.

6.3. Each of the Parties certifies that it or he has actively sought the advice of independent legal counsel in this connection and that it/he voluntarily executed this Termination Agreement with full knowledge and awareness of the contents and conclude, and deliver this Termination Agreement and give full legal force and effect to the consequences thereof.

6.4.Each of the Parties certify that it or he has full powers and authority to execute, release and discharge sought to be effected thereunder.

6.5.The Parties have specifically requested and agreed that this Termination Agreement shall be governed by and interpreted according to the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Any dispute or other litigation brought by the Parties, which arises from or relates to this Termination Agreement, shall be filed in a court of competent jurisdiction in Raleigh, North Carolina.

6.6.If any arbitration or litigation is instituted to interpret, enforce, or rescind this Termination Agreement, or with respect to a claim, dispute, or other matter arising out of or relating to this Termination Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing Party on a claim shall be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing Party’s reasonable attorney’s fees, expert witness fees, and other fees, costs, and expenses of every kind incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

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6.7. This Termination Agreement may be executed in any number of counterparts, each of which will constitute an original hereof and all of which together will constitute one and the same instrument. Each counterpart may be delivered by fax or email and a faxed or emailed copy is as effective as an original.

6.8. Should any one or more of the provisions of this Termination Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

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IN WITNESS WHEREOF, the undersigned duly authorized, intending to be legally bound, have executed this Termination Agreement on the date first written above.

EMPLOYEE:	MGT CAPITAL INVESTMENTS, INC.

Stephen Schaeffer	By: Robert Ladd
Title:	President and CEO

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

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